Shareholder Meeting Results (Unaudited)
iSHARES® TRUST

A special meeting of shareholders of iShares Trust was scheduled on July 14, 2005 and subsequently adjourned until August 11, 2005. All proposals were approved by the shareholders except as noted below. The proposals acted upon by shareholders at the special meeting and the results of the shareholder vote were as follows:

Proposal 1*
To elect the eight nominees specified below as Trustees of the Trust, each of whom will serve until his/her successor is duly elected or appointed and qualified.

Trustee	Votes For	Votes Withheld
Lee T. Kranefuss	647,047,151	12,010,432
John E. Martinez	647,057,342	12,000,240
Richard K. Lyons	647,782,813	11,274,769
George G.C. Parker	644,369,500	14,688,081
W. Allen Reed	647,251,696	11,805,888
Cecilia H. Herbert	647,073,394	11,984,192
Charles A. Hurty	647,183,684	11,873,899
John E. Kerrigan	647,826,001	11,231,583
Messrs. Kranefuss, Martinez, Lyons, Reed and Parker previously served as Trustees of the Trust and were re-elected. Ms. Herbert and Messrs. Hurty and Kerrigan were newly elected.

Proposal 2A
To approve a change to the Trust’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding issuing senior securities.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Russell 3000	12,601,011	170,856	104,595	2,338,955
Russell 3000 Growth	1,593,107	90,004	42,933	503,353
Russell 3000 Value	1,963,329	27,465	86,001	476,366
Russell Midcap	6,977,766	127,195	101,489	1,015,741
Russell Midcap Growth	4,244,111	134,339	131,247	725,135
Russell Midcap Value	4,133,141	111,254	121,229	794,432

Proposal 2B
To approve a change to the Trust’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding the making of loans.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Russell 3000	12,576,420	193,322	106,720	2,338,955
Russell 3000 Growth	1,591,757	35,506	98,781	503,353
Russell 3000 Value	1,958,263	29,395	89,137	476,366
Russell Midcap	6,865,674	241,599	99,177	1,015,741
Russell Midcap Growth	4,235,137	142,217	132,343	725,135
Russell Midcap Value	4,115,690	115,404	134,530	794,432

Proposal 3
To approve a change in the classification of the investment objectives of certain Funds from fundamental to non-fundamental. Shareholders of the iShares Russell Midcap and iShares Russell Midcap Growth Index Funds did not approve this proposal.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Russell 3000	11,952,616	807,984	115,862	2,338,955
Russell 3000 Growth	1,562,272	120,451	43,321	503,353
Russell 3000 Value	1,840,153	144,112	92,531	476,365
Russell Midcap	5,030,423	2,064,983	111,044	1,015,741
Russell Midcap Growth	3,426,471	944,186	139,040	725,135
Russell Midcap Value	3,533,900	697,917	133,807	794,432

*  Denotes Trust-wide proposal and voting results.
**  Broker non-votes are proxies received by the Fund from brokers or nominees who did not receive instructions from the beneficial owner or other persons entitled to vote and who have no discretionary power to vote on a particular matter. Broker non-votes have the effect of a vote against the proposal.